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Exhibit 99.2

SILIPOS, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2004 as restated	2
Condensed Consolidated Statements Of Operations for the six month Periods Ended September 30, 2004 as restated and 2003	3
Condensed Consolidated Statements of Cash Flows for the six month Periods Ended September 30, 2004 as restated and 2003	4
Notes to Condensed Consolidated Financial Statements	5

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheet
September 30, 2004
(as restated—see Note 1(c))

Current assets:
Cash and cash equivalents	$380,294
Trade accounts receivable, less allowance for doubtful accounts of $75,000	3,174,486
Inventories, net	2,638,228
Other current assets	1,287,350

Total current assets	7,480,358
Property, plant and equipment, net	4,059,300
Other assets:
Deferred tax asset	2,293,847
Intangible assets, net	1,638,330

Total other assets	3,932,177

Total assets	$15,471,835

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$591,656
Due to affiliates	254,975
Accrued expenses	1,400,968
Obligation under put option	2,355,000

Total current liabilities	4,602,599
Obligations under capital leases, excluding current installments	2,700,000

Total liabilities	7,302,599
Stockholder's equity:
Common stock
Class A voting, no par value, authorized 1,000 shares; issued and outstanding 300 shares	—
Class B non-voting, no par value, authorized 1,000 shares; issued and outstanding 15 shares	—
Additional paid-in capital	33,596,899
Accumulated deficit	(25,427,663)

Total stockholder's equity	8,169,236
Commitments and contingencies (notes 5 and 8)

Total liabilities and stockholder's equity	$15,471,835

See accompanying note to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Net sales	$9,409,096	$12,438,143
Cost of goods sold	3,538,731	5,005,691

Gross profit	5,870,365	7,432,452
Selling expenses	4,001,064	3,902,316
General and administrative expenses	1,181,801	1,088,220
Put option expense	2,355,000	—

Operating (loss) income	(1,667,500)	2,441,916
Other income (expense):
Interest	(221,532)	(221,532)
Gain (loss) on foreign currency translation	(4,833)	82,200
Other, net	(5,665)	3,080

Other income (expense), net	(232,030)	(136,252)

(Loss) income before income taxes	(1,899,530)	2,305,664
Provision for income taxes	(175,852)	(878,664)

Net (loss) income	$(2,075,382)	$1,427,000

Net (loss) income per share:
Net (loss) income per share—basic	$(6,589)	$4,530

Net (loss) income per share—diluted	$(6,589)	$4,530

Weighted average number of shares used in computation of net (loss) income per share:
Basic	315	315

Diluted	315	315

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Cash Flows From Operating Activities:
Net (loss) income available to shareholder	$(2,075,382)	$1,427,000
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	302,725	344,975
Loss (gain) on foreign currency translation	4,833	(82,200)
Put option expense	2,355,000	—
Deferred income taxes	23,552	(8,362)
Changes in operating assets and liabilities:
Trade accounts receivable	(250,508)	(281,880)
Inventories, net	(172,177)	40,874
Other current assets	1,806,494	(185,202)
Accounts payable, due to affiliates and accrued expenses	(1,937,669)	625,238

Net cash provided by operating activities	56,868	1,880,443
Cash Flows From Investing Activities:
Cash assumed on capital contribution of Silipos (UK) Limited	—	105,337
Capital expenditures	(207,590)	(153,771)
Collection of loan to Ultimate Parent	848,670	—

Net cash provided by (used in) investing activities	641,080	(48,434)
Cash Flows From Financing Activities:
Distribution of capital to Ultimate Parent	(1,708,177)	—
Dividends paid	(173,169)	—

Net cash used in financing activities	(1,881,346)	—
Effect of exchange rate changes on cash	—	77,000
Net (decrease) increase in cash and cash equivalents	(1,183,398)	1,909,009

Cash and cash equivalents at beginning of period	1,563,692	699,723

Cash and cash equivalents at end of period	$380,294	$2,608,732

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$221,532	$221,532
Income taxes	$10,118	$1,267,572
Supplemental Disclosure of Non-cash Financing Activities:
Obligation under put option	$2,355,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Other Matters

  (a)
  Basis of presentation

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements, including the related notes, for the fiscal years ended March 31, 2004 and 2003.

    Operating results for the six months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended March 31, 2005.

  (b)
  Description of business

    Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household and industrial products, with headquarters in the United Kingdom. The Company's products are sold in more than 60 countries. The Company has approximately 92 full time employees operating out of its two main facilities in Niagara Falls, NY and New York, NY.

  (c)
  Restatement

    Subsequent to the issuance of its condensed consolidated financial statements for the six months ended September 30, 2004, the Company determined that it should have recognized a liability of $2,355,000 related to the difference between the purchase price under the put option and the fair value of the supplier on September 30, 2004 (see note 8)). As a result, the accompanying condensed consolidated statement of operations has been restated to record the put option expense of $2,355,000 and the accompanying condensed consolidated balance sheet as of September 30, 2004 has been restated to increase the amount recorded for the obligation under the put option by $2,355,000.

    The following table presents the originally reported amounts that are affected by the restatement compared to the amounts as restated.

	As of or for the Six Months Ended September 30, 2004
	As Restated	As Originally Reported
Operating (loss) income	$(1,667,500)	$687,500
Net (loss) income available to shareholder	(2,075,382)	279,618
Total current liabilities	4,602,599	2,247,599
Total liabilities	7,302,599	4,947,599
Total stockholder's equity	$8,169,236	$10,524,236

  (d)
  Principles of Consolidation

    The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

  (e)
  Cash Equivalents

    The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (f)
  Trade Accounts Receivable

    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  (g)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  (h)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

  (i)
  Property, Plant, and Equipment

    Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

    Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (j)
  Intangible Assets

    Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

  (k)
  Advertising Costs and Vendor Consideration

    Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled approximately $708,000 and $736,000 in the six months ended September 30, 2004 ("2004 Period") and the six months ended September 30, 2003 ("2003 Period"), respectively.

    The Company accounts for sales incentives which include discounts, coupons, co-operative advertising and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

  (l)
  Research and Development

    Research and development expenses are charged to earnings during the period in which they are incurred and totaled approximately $276,000 and $201,000 in the 2004 Period and the 2003 Period, respectively.

  (m)
  Foreign Currency Translation

    The functional currency for the operations of Silipos (UK) Limited is the U.S. dollar. Foreign currency balances of Silipos (UK) Limited have been re-measured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains and losses on foreign currency re-measurement are included in the results of operations in the year incurred.

  (n)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in a filing of income tax returns. These condensed consolidated financial statements have been prepared on a stand alone basis.

  (o)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories and deferred income tax assets. Actual results could differ from those estimates.

  (p)
  Comprehensive Income

    No statements of comprehensive income have been included in the accompanying financial statements for the six months ended September 30, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

  (q)
  Impairment of Long-lived Assets

    In accordance with FASB Statement No. 144, long-lived assets, such as property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

  (r)
  Revenue Recognition

    The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

  (s)
  Shipping and Handling

    All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

  (t)
  Commitments and Contingencies

    Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  (u)
  Risks and Uncertainties

    Three customers accounted for approximately 29% of the Company's sales and 49% of the Company's trade accounts receivable as of and for the six months ended September 30, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

  Inventories at September 30, 2004 consisted of the following:

2004
Raw materials	$1,337,803
Work in progress	384,369
Finished Goods	916,056

Total	$2,638,228

  The inventory balances noted above are net of an inventory reserve of $228,657.

(3)    Related-Party Transactions

  In the fourth quarter of 2003, the Company entered into a Loan Agreement (the Loan) in which the Ultimate Parent borrowed an initial amount of $845,000. The Loan initially bore interest at 1.12% and accrued interest at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on this Loan during the six months ended September 30, 2004 was $2,352. The Loan, plus accrued interest was paid in full in August 2004.

  Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the 2004 Period and the 2003 Period, total expenses incurred by affiliates on behalf of the Company were approximately $1,568,662 and $1,974,282, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts from these expenses incurred.

  Sales to affiliates during the 2004 Period and the 2003 Period were $56,232 and $39,870, respectively. Due from affiliates which was included in other current assets in the balance sheet, represents amounts receivable from these sales.

  Sales to the Ultimate Parent during the 2004 Period and the 2003 Period were $251,411 and $237,476, respectively.

  During the fiscal year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of September 30, 2004 in the amount of $132,649 for its share of the consolidated Federal tax liability.

  During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(4)    Employee Benefit Plans

  The Company has a defined contribution 401(k) plan covering all eligible employees, Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $22,870 and $17,303 during the 2004 Period and the 2003 Period, respectively.

  The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $77,942 and $66,996 during the 2004 Period and 2003 Period, respectively.

(5)    Leases

  The Company is obligated under a capital lease covering the land and building at its facility in Niagara Falls, NY that expires in 2018. This lease contains two five-year renewal options. At September 30, 2004, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

2004
Land and Building	$2,700,000
Less accumulated amortization	766,917

$1,933,083

  Amortization of assets held under capital leases is included with depreciation expense.

  Future minimum capital lease payments as of September 30, 2004 are:

Six months ending March 31, 2005	$197,883
Year ending March 31:
2006	400,225
2007	410,725
2008	421,225
2009	435,138
2010	445,641
Later years through 2018	4,504,120

Total minimum lease payment	6,814,957
Less amount representing interest	4,114,957

Present value of net minimum capital lease payments	2,700,000

Less current installment of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

  The Company is subject to escalating rent payments under its capital lease, therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $504,987 as of September 30, 2004.

(6)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	September 30, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 years	$1,527,670

  Amortization expense for amortizing intangible assets was $105,533 in both the 2004 Period and the 2003 Period. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

  The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of September 30, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004 and September 30, 2004	$—

  Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The goodwill was created when the Ultimate Parent acquired the Company in 1999. Subsequent to the acquisition, markets in general slowed down and the Company did not realize the cash flows originally anticipated. The Company recognized an impairment loss of $14,132,353 on adoption of FASB Statement No. 142.

  In accordance with Statement FASB Statement No. 142, the Company performed its annual impairment test as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively were recognized since the carrying amount of the goodwill exceeded the implied fair value of that goodwill.

  In 2003 and 2004, the Company continued to generate less than anticipated cash flows and continued to feel competitive pressure. Additionally, the Ultimate Parent altered its strategic direction and began aggressively marketing the Company for sale. The valuation on March 31, 2004 was based upon the negotiated sales price of the Company and resulted in the impairment loss of $9,124,344.

(7)    Capital Contribution

  On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos (UK) Limited (Silipos UK) with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

  During the 2004 Period, the Company made a distribution of additional paid in capital to the Ultimate Parent in the amount of $1,708,177. Additionally, a dividend of $173,169 was declared and paid by the Company during the 2004 Period.

(8)    Commitments and Contingencies

Legal Proceedings

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

  In accordance with the supply agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the twelve month period ending on the last day of the month next preceding the date of the exercise of the Option. As of September 30, 2004, the purchase price in accordance with the terms of the Supply Agreement would be approximately $2,355,000. Because the Supply Agreement was expiring, and the Company was no longer purchasing gel from the Supplier, the Company concluded that the value of the Supplier was zero since the supplier had no other customers and thus had no future cash flow stream. Accordingly, during the six months ended September 30, 2004, the Company recorded an expense of $2,355,000 to record the difference between the purchase price under the Put Option and the estimated value of the Supplier.

License Agreement

  The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $863,504 and $476,557 for the 2004 Period and the 2003 Period, respectively.

(9)    Subsequent Event

  On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to working capital, as defined, at September 30, 2004.

To the Board of Directors
Benefoot, Inc. and Affiliate

We have audited the accompanying combined balance sheets of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000, and the related combined statements of income, cash flows and statement of stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000 and the combined results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Woodbury, New York

March 22, 2002

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SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Balance Sheet September 30, 2004 (as restated—see Note 1(c))
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Operations Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Unaudited Condensed Consolidated Statements of Cash Flows Six months ended September 30, 2004 and 2003
SILIPOS, INC. AND SUBSIDIARY Notes to Unaudited Condensed Consolidated Financial Statements September 30, 2004 and 2003